Exhibit 99.1

Best Buy to Sell its Stake in European Business to
Carphone Warehouse

MINNEAPOLIS - April 30, 2013 - Best Buy Co., Inc. (NYSE:BBY), the leading authority and destination for technology products and services, today announced that it has entered into a definitive agreement for the sale of its 50 percent interest in Best Buy Europe, the joint venture it created in 2008 with Carphone Warehouse Group plc (CPW). The sale price of £500 million (approximately $775 million as of April 29, 2013) is comprised of £420 million in cash and £80 million in CPW stock subject to a 12-month lock-up restriction. During the lock-up period, however, both parties have agreed that CPW will be able to place the CPW shares on behalf of Best Buy at or above the issue price, with any additional proceeds above the issue price being retained by CPW. If, at the end of the lock-up period, the sum of the total proceeds received by Best Buy from sales of the CPW shares by CPW plus the market value of any remaining shares is less than £64 million (approximately $99 million), CPW will pay such deficiency to Best Buy.

In conjunction with the transaction, Best Buy has agreed to pay CPW £29 million (approximately $45 million as of April 29, 2013) in satisfaction of obligations under existing agreements, including the parties' Global Connect partnership, which will be terminated at closing.

The boards of directors of both companies have approved this transaction. All directors of CPW have also signed letters of commitment to vote their shares in support of the transaction. The transaction is subject to approval by the shareholders of CPW, but is not subject to any closing conditions in respect of financing. The transaction is expected to close by the end of June 2013.

Beginning in the first quarter of fiscal 2014, Best Buy intends to report the results of the Best Buy Europe joint venture in discontinued operations, including an estimated non-cash asset impairment charge of approximately $200 million, associated with accumulated foreign currency translation losses that will be written off at the time of closing.

Prior to entering into this agreement, U.S. GAAP revenues for Best Buy Europe in fiscal 2014 were expected to be in the range of $5.5 to $5.6 billion. Adjusted (non-GAAP) diluted earnings per share were expected to be immaterial.

"After reviewing the business and spending time with our partners, we concluded that the timing and economics were right to enter into this agreement with CPW," said Hubert Joly, president and chief executive officer of Best Buy. "This transaction allows us to 1) simplify our business; 2) substantially improve our Return on Invested Capital, one of the five pillars of our Renew Blue transformation; and 3) strengthen our balance sheet," added Joly.

"Each international market is different and the sale of our European operations should not suggest any similar action in our other international businesses," said Joly.

Best Buy formed the Best Buy Europe joint venture with CPW in June 2008. The joint venture operates stores in eight countries. Additional details on this transaction are available in the Company's Form 8-K, to be filed this morning.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as "anticipate," "believe," "assume," "estimate," "expect," "intend," "project," "guidance," "plan," "outlook," and other words and terms of similar meaning. Factors that could cause such differences include: uncertainties regarding the expected benefits from and effects of the transaction; risks associated with CPW's ability to obtain shareholder approval of the transaction, the parties' ability to satisfy the other conditions and terms of the transaction, and to execute the transaction in the estimated time frame, if at all; and other risks and uncertainties, including those detailed from time to time in the registrant's periodic reports (whether under the caption Risk Factors or Forward-Looking Statements or elsewhere). The registrant assumes no obligation to revise or update any forward-looking statement, except as otherwise required by law.

Investor Contacts:

Bill Seymour
(612) 291-6122 or Bill.seymour@bestbuy.com

Mollie O'Brien
(612) 291-7735 or Mollie.obrien@bestbuy.com

Media Contacts:

Matt Furman
(612) 231-3993 or Matt.Furman@bestbuy.com

Amy von Walter
(612) 291-4490 or Amy.vonwalter@bestbuy.com